Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS FIRST QUARTER

FISCAL YEAR 2008 RESULTS

•	Revenues for the first quarter this year increased 14% over last year

•	Improved operating performance reduced the loss before income taxes by $4.7 million during the first quarter this year

•	Income tax expense this year, versus an income tax benefit last year, resulted in a higher net loss for the first quarter this year

Troy, Michigan – August 29, 2007, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its first quarter of fiscal year 2008, which ended July 28, 2007.

Revenues for the first quarter of this fiscal year were $274.2 million, compared to $240.4 for the first quarter of last year, an increase of 14%. Loss before income taxes for the first quarter of this year was $17.7 million, compared to $22.4 million for the first quarter of last year, an improvement of $4.7 million. However, as a result of an income tax expense of $51,000 for the first quarter of this year, compared to an income tax benefit of $16.5 million for the same period last year, the Company reported a greater loss. Net loss for the first quarter of this year was $17.7 million or $.88 per diluted share, compared to $5.9 million or $.30 per diluted share last year.

Stephen Strome, the Company’s Chairman and CEO stated, “Although our operating performance improved over last year’s first quarter, the music industry continues to decline and impact our music revenues. As a result, we are taking actions to further reduce costs and improve operating performance as well as initiate opportunities for diversification. During fiscal year 2007 the Company put in place programs to reduce annual expenses by over $20 million. This year we are implementing new programs that will further reduce costs by at least another $20 million. Aligning our cost structure to be in-line with forecasted reductions in our music revenues is an important component in returning our business to profitability.”

Mr. Strome added, “We are also taking steps to improve our overall operating performance. In the United Kingdom our new fee for service model for music, DVDs and video games became operational in April 2007. In addition, our music supply agreement with ASDA, which recently has negatively impacted our operating results, is in the process of being terminated. Accordingly, we expect our UK operating results will improve and our working capital will be reduced by $40—$50 million over the next several months.”

During the first quarter of this year revenues increased $33.8 million to $274.2 million. The increase was due to the following:

•	Tesco revenues and ASDA greeting card revenues collectively added $33.5 million during the first quarter of this fiscal year. These operations substantially began in the latter part of fiscal 2007.

•	Console video game revenues increased $14.1 million, or 45% from the first quarter of last year.

These increases were partially offset by a decline in our music category management revenues by approximately $13.8 million during the first quarter of this year.

The Company’s gross profit margin, as a percentage of revenues, increased modestly to 15.2% for the first quarter of this year from 14.8% for the first quarter of last year.

Selling, general and administrative (SG&A) expenses for the first quarter of this year were $57.5 million or 21.0% of revenues, compared to $56.2 million or 23.4% of revenues last year. The dollar increase in SG&A expense this year resulted from $7.0 million of costs associated with new business operations in the United Kingdom that began in the latter part of fiscal 2007. SG&A expenses excluding these new operations were $50.5 million, a decline of $5.7 million, or 10.1% from the first quarter of last year. The reduced costs during the first quarter of this year can be mainly attributed to the cost savings initiatives put in place by the Company during the last fiscal year.

Interest expense for the first quarter of this year increased to $3.3 million from $1.8 million in the first quarter of last year as a result of higher borrowing costs.

Income tax expense for the first quarter of this year was $51,000, despite a loss before income taxes of $17.7 million. The expense this year was due to income taxes payable in tax jurisdictions where the Company was profitable. The requirement to record valuation allowances negated recognizing any carry forward benefits the Company may realize from losses incurred in other tax jurisdictions. The income tax benefits, however, remain available to offset income tax liabilities the Company may incur on potential future earnings. For the first quarter of last year the Company recognized a tax benefit of $16.5 million or 73.5% of its $22.4 million loss before income taxes. This benefit was substantially eliminated in the Company’s second fiscal quarter of last year.

Mr. Strome concluded, “The Company is making the changes necessary to adjust to the declining trends within the music industry and recognizes the importance of diversifying its business to become less dependent on music. Several steps have already been taken, including the addition of console video games and greeting cards to the Company’s product assortment, as well as expanding our in-store service revenue. Further, we are reviewing several other initiatives to leverage our core competencies: category management services, logistics and in-store services. Among the initiatives being considered by the Company are:

•

Exploring opportunities to leverage the Company’s RFID technology capabilities, which capture and manage information on an individual item level. The Company has unique systems and programs to manage and report information on an individual item basis, as well as high speed automation devices in place to apply RFID tags at a high rate of speed. The Company’s RFID capabilities evolved from systems and processes developed over the years to manage individual items across multiple retail store locations.

•

Pursuing category management, distribution and in-store service for other products that have similar characteristics to music – large number of SKU’s, unique assortment for each store based on that store’s consumer demographics, reverse logistics, shipping less than case-pack quantities of shelf ready product, multiple suppliers and more; and

•	Growing the Company’s service model, and pursuing other new business models, such as direct-to-consumer fulfillment or management of consignment inventory.

Throughout our 77 year history we have demonstrated that we are capable of leveraging our core competencies to change our business and we are optimistic the current initiatives being developed will generate revenues and lead to future growth.”

Call Notice

Handleman Company will host a conference call to discuss the first quarter of fiscal year 2008 financial and operating results on Thursday, August 30, 2007 at 11:00 a.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Tuesday, September 4, 2007 at midnight by calling 800-642-1687 (PIN Number 13066833).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music and console video game hardware, software and accessories to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with the Company’s responsibilities required under its agreement with Tesco PLC, improving operating performance after the termination of the Company’s music supply agreement with ASDA and generating cash from reducing working capital investment, the ability to secure funding or generate sufficient cash required to build and grow other new businesses, achieving the business integration objectives expected with the Crave Entertainment Group and REPS acquisitions, achievement of cost saving strategies identified or in the process of being implemented, changes in the music and console video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music and console video game distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, successfully executing new business initiatives, dependence on third-party carriers to deliver products to customers, the occurrence of catastrophic events or acts of terrorism, retaining and/or recruiting key executives, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company Contacts:
Thomas Braum	Greg Mize,
Executive Vice President and CFO	Vice President of Investor Relations and Treasurer
(248) 362-4400, Ext. 718	(248) 362-4400, Ext. 211

- Tables Follow -

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

		Three Months Ended
		July 28, 2007 (13 Weeks)	July 29, 2006 (13 Weeks)
	Revenues	$274,184	$240,406

	Costs and expenses
	Direct product costs	(232,495)	(204,814)
	Selling, general and administrative expenses	(57,519)	(56,216)

	Operating loss	(15,830)	(20,624)

	Interest expense	(3,284)	(1,781)
	Investment income	1,449	6

	Loss before income taxes	(17,665)	(22,399)

	Income tax (expense) benefit	(51)	16,456

	Net loss	$(17,716)	$(5,943)

Weighted average number of shares outstanding	— basic	20,195	20,127

	— diluted	20,195	20,127

	Net loss per share
	— basic	$(.88)	$(.30)

	— diluted	$(.88)	$(.30)

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	July 28, 2007	July 29, 2006
Assets
Cash and cash equivalents	$2,610	$9,043
Accounts receivable, less allowances of $13,124 at July 28, 2007 and $12,797 at July 29, 2006	241,506	216,351
Merchandise inventories	119,533	148,237
Other current assets	17,929	24,081

Total current assets	381,578	397,712
Property and equipment, net of depreciation and amortization	62,305	54,255
Other assets, net	94,411	111,067

Total assets	$538,294	$563,034

Liabilities
Debt, current	$94,200	$—
Accounts payable	176,968	161,483
Other current liabilities	32,848	18,597

Total current liabilities	304,016	180,080
Debt, non-current	—	75,000
Other liabilities	11,345	15,929

Shareholders’ equity	222,933	292,025

Total liabilities and shareholders’ equity	$538,294	$563,034

ADDITIONAL INFORMATION (amounts in thousands)

	Three Months Ended
	July 28, 2007 (13 Weeks)	July 29, 2006 (13 Weeks)
Net loss	$(17,716)	$(5,943)
Investment income	(1,449)	(6)
Interest expense	3,284	1,781
Income tax expense (benefit)	51	(16,456)
Depreciation/amortization expense	6,404	6,394
Recoupment of development costs and acquired rights	1,200	624

Adjusted EBITDA	$(8,226)	$(13,606)

Additions to property and equipment	$1,215	$4,280

Adjusted EBITDA is computed as net loss less investment income and income tax benefit, plus interest expense, income tax expense, depreciation expense, amortization expense and recoupment of development costs and acquired rights.